Exhibit 99.1

NEWS RELEASE

For further information

Keith Wilson

Executive Vice President and Chief Financial Officer

(585) 340-2970

keith.wilson@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Prices $300 Million of

9.5% Senior Notes due 2015

FAIRPORT, N.Y. (June 27, 2007) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that it has priced $300 million principal amount of its 9.5% Senior Notes due 2015 through a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 and outside the United States in reliance on Regulation S under the Securities Act of 1933.

The net proceeds from the offering will be used to repay term loans outstanding under PAETEC’s existing credit facility.

The closing of the offering is expected to occur on or about July 10, 2007, subject to the satisfaction of customary closing conditions.

The senior notes will not be registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the senior notes will be made exclusively by means of a private offering memorandum.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy the senior notes, nor shall there be any sale of the senior notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PAETEC

PAETEC (NASDAQ: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.